HEI Exhibit 4.6(u)

EIGHTEENTH AMENDMENT TO MASTER TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND HAWAIIAN

ELECTRIC INDUSTRIES, INC. AND AMERICAN SAVINGS BANK, F.S.B.

THIS EIGHTEENTH AMENDMENT TO THE MASTER TRUST AGREEMENT is made and entered into effective October 17, 2011, unless otherwise specified herein, by and between Fidelity Management Trust Company (the “Trustee”) and Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and Sponsor heretofore entered into a Master Trust Agreement for the Hawaiian Electric Industries Retirement Savings Plan and American Savings Bank 401(k) Plan (collectively and individually, the “Plan”), dated February 1, 2000, and amended August 1, 2000, November 1, 2000, April 1, 2001, December 31, 2001, January 1, 2002, April 1, 2002, July 1, 2002, September 1, 2003, February 2, 2004, October 3, 2005, November 1, 2006, August 1, 2007, October 17, 2008, December 31, 2008, January 15, 2010, March 10, 2010, and December 31, 2010, and further amended by letters of direction executed by the Sponsor and the Trustee which specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Master Trust Agreement”); and

WHEREAS, the Sponsor hereby directs the Trustee, in accordance with Sections 4(b) and 7(b) of the Master Trust Agreement, as follows: (i) at the close of business (4:00p.m. ET) (“Market Close”) on October 17, 2011, to liquidate all participant balances held in the ASB Money Market Account at its net asset value on such day, and to invest the proceeds in the Fidelity® Money Market Trust Retirement Money Market Portfolio at its net asset value on such day; (ii) to redirect all participant contributions directed to the ASB Money Market Account as of Market Close on October 17, 2011, to be invested in the Fidelity® Money Market Trust Retirement Money Market Portfolio; and (iii) to permit no further investments in the ASB Money Market Account as an investment option for the Plan after Market Close on October 17, 2011.  The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Sponsor.  Any variation from the procedure described herein may be instituted only at the express written direction of the Sponsor; and

WHEREAS, the Trustee and the Sponsor now desire to amend said Master Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Master Trust Agreement by:

(1)        Amending Section 4(b), Available Investment Options, to delete subsection (iii) in its entirety and re-numbering all subsequent subsections accordingly.

(2)        Amending Section 4, Investment of Trust, to delete subsection (e), ASB Money Market Account Operating Procedures, and re-numbering all subsequent subsections accordingly.

(3)        Effective at Market Close on October 17, 2011, amending the “investment options” section of Schedules “A” and “C”, to delete the following:

•     ASB Money Market Account

(4)        Restating the third paragraph of Schedule “C” in its entirety, as follows:

The PIC hereby directs that for Plan assets allocated to a participant’s account, the investment option referred to in Section 4(c) shall be the Fidelity Freedom K® Fund determined according to a methodology selected by the PIC and communicated to the Trustee in writing.  In the case of an invalid date of birth on file, the default option will be Fidelity Freedom K® Income Fund.  In the case of unallocated Plan assets, Plan assets received from the termination or reallocation of an investment option, or Plan assets described in Section 4(d)(vi)(B)(5), the Plan’s default investment shall be the Fidelity® Money Market Trust Retirement Money Market Portfolio or such other investment option as the PIC may designate by letter of direction to the Trustee.

(5)        Deleting Schedule “G”, Operating Procedures Agreement - ASB Money Market Account, in its entirety.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Eighteenth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.  By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	FIDELITY MANAGEMENT TRUST
AND AMERICAN SAVINGS BANK, F.S.B.	COMPANY
BY: HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE

By:	/s/ James A. Ajello	10/12/11	By:	/s/ Steven Fein	11/21/11
	James A. Ajello	Date		FMTC Authorized Signatory	Date
Chairman

By:	/s/ Chester A. Richardson	10/6/11
	Chester A. Richardson	Date
Secretary